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                        REDHOOK ALE BREWERY, INCORPORATED

                        COMPUTATION OF EARNINGS PER SHARE



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
                                                            THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                                                1997           1996            1997             1996
                                                             ----------     ----------     -----------      ----------
Primary and fully-diluted earnings per common share:
  Weighted average common shares outstanding ...........      7,686,440      7,641,364       7,686,019       7,639,768

  Weighted average common equivalent shares outstanding:
    Series A convertible redeemable preferred stock ....           --             --              --              --
    Series B convertible redeemable preferred stock ....      1,289,872      1,289,872            --         1,289,872
    Stock options, net .................................         34,679        227,003            --           229,845
                                                             ----------     ----------     -----------      ----------


Average number of common and
    common equivalent shares outstanding ...............      9,010,991      9,158,239       7,686,019       9,159,485
                                                             ==========     ==========     ===========      ==========

Net Income (Loss) ......................................     $   71,015     $1,167,742     $  (417,022)     $2,051,272
                                                             ==========     ==========     ===========      ==========

Net Income (Loss) per Share ............................     $     0.01     $     0.13     $     (0.05)     $     0.22
                                                             ==========     ==========     ===========      ==========
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